EXHIBIT 99.1

NEWS BULLETIN	RE:
PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway, Ste. 1800 Las Vegas, Nevada 89109 www.pinnacle-entertainment-inc.com TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At The Company:			At Coffin Communications Group:

Dan Lee Chairman & CEO (702) 784-7777	Steve Capp CFO (702) 784-7777	Wade Hundley COO (702) 784-7777	Sean Collins Partner (818) 789-0100

FOR IMMEDIATE RELEASE

August 14, 2003

PINNACLE ENTERTAINMENT REPORTS STRONGER SECOND QUARTER

AND YEAR-TO-DATE 2003 OPERATING RESULTS

Quarterly Highlights:

Revenues Up 6% to $133.6 million;

Operating Income and EBITDA Up and Net Loss Narrows;

Development Projects Moving Forward

LAS VEGAS, August 14, 2003—Pinnacle Entertainment, Inc. (NYSE:PNK) today announced its sixth consecutive quarter of growth in operating income and EBITDA(1), excluding sold operations and as compared to the prior-year quarter.

Revenues for the three months ended June 30, 2003 increased 6.0% to $133.6 million from $126.1 million as compared to the three months ended June 30, 2002. Operating income grew to $8.9 million from $3.0 million, while EBITDA grew to $20.8 million from $14.3 million for the three months ended June 30, 2003 compared to the 2002 second quarter. Impacting 2002 operating income and EBITDA was a $6.5 million charge related to an Indiana regulatory settlement and related costs. The recent quarter included $601,000 of attorney fees related to a derivative lawsuit filed against the Company’s directors in late 2002. Management believes that such fees will be covered by the Company’s director’s and officer’s insurance, which would result in a benefit in a future quarter. If one excludes the Indiana regulatory charges and the derivative lawsuit costs, operating income and EBITDA in the quarter would have been essentially flat versus the prior year period. The net loss for the June 30, 2003 quarter narrowed to $2.4 million, or $0.09 per share, as compared to $6.4 million, or $0.25 per share, in the same period of 2002.

“Led by strong results at our New Orleans and Belterra locations, as well as improved results at our Bossier City property, quarterly results again showed improvement over the prior year,” said Daniel R. Lee, Pinnacle Entertainment’s Chairman and Chief Executive Officer. “Moderating these positive results were declines at our Biloxi and Reno locations. The Mississippi Gulf Coast region has been a very competitive market. In Reno, inclement weather and new competition from Native American casinos in California impacted our results.”

Revenues for the six months ended June 30, 2003 rose 6.4%, to $265.7 million from $249.6 million in the 2002 six-month period. Operating income for the six months ended June 30, 2003 rose to $19.6 million from

$11.4 million, while EBITDA rose to $43.0 million from $33.9 million in the first half of 2002. The first quarter included $560,000 of legal expenses related to the derivative lawsuit, which management also believes will be covered by the Company’s insurance. If one excludes the Indiana settlement charges from the prior year six-month period and the derivative lawsuit legal expenses from the recent six-month period, operating income would have been $20.8 million versus $17.9 million in the 2002 period, and EBITDA would have been $44.1 million versus $40.4 million in the 2002 period.

The six-month net loss reduced to $3.2 million, or $0.12 per share, from $8.7 million, or $0.34 per share, in the six months ended June 30, 2002 before the cumulative effect of a change in accounting principle. In the first quarter of 2002, the Company recorded a charge of $56.7 million, or $2.21 per share, due to the implementation of the new accounting standard regarding goodwill and similar items. Inclusive of such item, the net loss for the six months ended June 30, 2002 was $65.4 million, or $2.55 per share. “Our 2003 net results were held back by our preparations for Lake Charles and our construction at Belterra,” noted Lee. “We have raised considerable funds that are earmarked for construction, but are temporarily invested conservatively and are earning much less than our borrowing cost.”

Development Projects Proceeding

“During the second quarter we made significant progress on our 300-guestroom hotel tower at Belterra,” Lee continued. “We’re on schedule and on budget, and expect completion of this important addition in the spring of 2004.”

“Regarding our Lake Charles project, we commenced construction of the access road to the site in July and anticipate ground breaking at the site itself later this month,” continued Lee. Expected to cost approximately $325 million, this facility is designed to bring a new level of gaming excitement to the Lake Charles market. The project will have approximately 700 guestrooms, ample meeting space, multiple restaurants, a championship golf course and a single-level dockside casino surrounded on three sides by the hotel and restaurants.

Finally, Mr. Lee noted, “We are pleased to have finalized our modified agreement with the Argentine Province of Neuquen for an extension of our concession agreement that was otherwise originally scheduled to expire in December 2006. With 10 years, and possibly 15 years, added to our concession contract, we have begun construction of a new gaming and entertainment facility to be funded by the cash assets of this subsidiary and the subsidiary’s net income over the next 3½ years. We committed to reinvest our Neuquen income through 2006 back into the Neuquen facility, as well as the approximately $3 million cash which belongs to the Argentine subsidiary. As long as we build as much of the facility as we can, utilizing the resources (i.e. cash and retained earnings through 2006) of our Argentine subsidiary, we will receive at least a ten year extension.”

Bank Financing Completed

The Company executed a $240 million amended and restated bank credit facility in May. This facility is an important part of the funding for the Company’s Belterra and Lake Charles development projects. As of June 30, 2003, the Company had cash and equivalents of $254.7 million, including $123.6 million (the availability of which is subject to various conditions) related to the immediate funding of the term loan portion of the bank credit facility. Notes payable of $617.2 million at June 30, 2003 includes the $125 million term loan funding.

Belterra Casino Resort

Pinnacle’s Belterra Casino Resort reported EBITDA of $4.9 million for the 2003 second quarter, a 17.4% increase over 2002, despite a one-time gaming tax charge of $1.55 million imposed by the State of Indiana in late June. Excluding the one-time charge, Belterra’s EBITDA for the quarter grew by 54.7%, and improved its EBITDA margin dramatically to 19.1% from 13.8% in the 2002 second quarter. Management’s continued focus on margin enhancement and operating efficiency, the implementation of successful marketing programs and the commencement of dockside gaming on August 1, 2002 have all contributed to the quarterly gains. The one-time gaming tax charge reflected a tax increase imposed by the Indiana legislature wherein it retroactively moved the effective date of last year’s tax revisions to July 1, 2002 from August 1, 2002. The regulations promulgated by the Indiana Gaming Commission relating to this tax change effectively result in double taxation as it relates to certain taxes during this period. The Company intends to pursue remedies.

Boomtown New Orleans

Boomtown New Orleans was once again the Company’s biggest EBITDA contributor, reporting EBITDA of $7.3 million, up 6.4% from $6.9 million in the 2002 second quarter. Revenues rose 6.1% to $26.5 million from $25.0 million, primarily resulting from increased slot revenue.

Boomtown Bossier City

Boomtown Bossier City grew its revenues by 17.8% to $26.5 million in the three months ended June 30, 2003 from $22.5 million in prior year second quarter, primarily due to the benefits of the renovation and rebranding project completed in November 2002. EBITDA grew to $3.6 million in the 2003 2nd quarter from $1.3 million in the construction-impacted prior year period. The improved results were achieved despite the mid-quarter introduction of slot machines at a nearby racetrack.

Boomtown Reno

Unseasonal winter weather conditions in Northern Nevada during April and the opening of Native American gaming facilities in Northern California combined to adversely impact the Company’s Reno property. Revenues for the three months ended June 30, 2003 declined to $21.9 million from $23.8 million and EBITDA declined to $4.1 million from $5.6 million. There were major snowstorms impacting nearby Interstate 80 on virtually every weekend in April. The principal competitive Native American facility opened in early June. Boomtown Reno’s net revenues during the quarter showed declines of 12.2% in April, 6.9% in May and 5.3% in June compared to the 2002 months.

Casino Magic Biloxi

For the 2003 2nd quarter, Casino Magic Biloxi produced revenues of $20.5 million, down from $21.5 million in the 2002 second quarter, while EBITDA declined to $3.2 million from $4.9 million. The entrance to the facility’s casino was impacted by construction of a new high roller facility, which was opened in mid-June. In addition, the facility’s win percentage was lower than historical results, both in June and for the quarter as a whole. Finally, changes to the property’s marketing programs in the quarter resulted in some incremental costs; however, management expects the revamped programs to benefit 3rd quarter results.

Casino Magic Argentina

Peso-denominated results improved dramatically in the 2003 second quarter (revenues grew by approximately 68.1%), due in part to continued high inflation for the region but also reflecting an improved economic and political environment. Dollar-denominated revenue increased even further, as the peso-to-dollar exchange rate in the 2003 2nd quarter was lower than the rate in the second quarter of 2002. Dollar-denominated revenues were $3.0 million versus $1.6 million. EBITDA jumped to $1.1 million for the three months ended June 30, 2003 compared to $172,000 in the 2002 period.

The prior year period was negatively impacted by $680,000 in reserves established for funds held in Argentine banks. Those reserves were later determined to be unnecessary and were reversed in the fourth quarter of 2002.

Other Items

Derivative Action Lawsuit    During the three and six months ended June 30, 2003, the Company incurred litigation costs of approximately $601,000 and $1.2 million, respectively, related to the derivative action matter filed in late 2002. In late July 2003, the courts approved a settlement with the plaintiffs, insurers and other parties involved. The settlement is subject to any applicable regulatory approvals, which the Company anticipates in the next 30 to 45 days. Upon completion of the matter, the Company anticipates the costs incurred to date will be offset by insurance proceeds.

Corporate Expenses    Corporate expenses rose 23.5% in the 2003 second quarter compared to the 2002 period, largely due to increased legal and compensation costs. In the prior year period, several executives of the Company had resigned or were terminated and had not yet been replaced, reducing compensation expense in the 2002 period.

2003 Outlook

Based on expected market and economic conditions and other factors, Pinnacle Entertainment anticipates 2003 EBITDA results will be in the low $90 millions. For a summary of the 2003 outlook, and a reconciliation to net loss, see the attached supplemental table.

These amounts (including those reflected on the attached supplemental table) represent the Company’s best estimates at this time. It assumes, for example, that the derivative lawsuit settlement is approved by the appropriate regulators and the relevant insurance proceeds are received (see a complete description of the various assumptions at the supplemental table attached). The Company may provide financial guidance in future press releases. Pinnacle Entertainment reserves the right to adjust its guidance at any time but does not undertake any obligation to update or revise any guidance or other forward looking statements, whether as a result of new developments or otherwise.

Investor Conference Call

Pinnacle will hold a conference call for investors today, August 14, 2003, at 11 a.m. EDT (8 a.m. PDT) to discuss its quarterly financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pinnacle-entertainment-inc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software. This press release, which includes financial information to be discussed by management during the conference call, and disclosure and reconciliation of non-GAAP financial measures, is also available on such website.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos in the Los Angeles metropolitan area. The Company is developing a major casino resort in Lake Charles, Louisiana.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such statements and factors include, but are not limited to: (a) continued compliance with the conditions of the Louisiana Gaming Control Board and completing the proposed Lake Charles project on time and on budget; (b) continued compliance with the Settlement Agreement with the Indiana Gaming Commission, including potential penalties if the Company fails to complete on a timely basis the new hotel tower at Belterra Casino Resort; (c) the effect of current and future weather conditions and other natural events; (d) the effect of current and future political and economic instability in Argentina on the operations of Casino Magic Argentina and related currency matters; (e) overall economic conditions and the vulnerability of the economy, including travel and leisure expenditures, to domestic and international incidents, war and terrorism, as well as public health crises; (f) maintaining and/or obtaining adequate financing to meet strategic goals, including complying with the conditions to borrowing under the Credit Facility in order to proceed with the Lake Charles project; (g) continuing regulatory approval; (h) increased competition from casino operators, some of whom have significantly greater resources; (i) changes in the gaming markets in which Pinnacle Entertainment operates, including possible legalization of gaming in various markets; (j) the effectiveness of the recent capital improvements at the Bossier City property in drawing additional customers to the property, despite competition in the market; and (k) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results, review the Company’s filings with the SEC, including its Annual Report on Form 10-K.

(1)	The Company defines EBITDA as earnings before net interest expense, provision for income taxes, depreciation, amortization and cumulative effect of a change in accounting principle. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties. Additionally, management believes some investors, as well as the Company’s lenders, consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes and capital expenditures. However, EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles, or “GAAP”. EBITDA should not be considered in isolation from, or as a substitute for, net income (loss), operating income (loss) or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the attached “supplemental information” table for a reconciliation of EBITDA to operating income.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(unaudited)
Revenues (a):
Boomtown New Orleans	$26,523	$24,996	$53,381	$50,787
Belterra Casino Resort	33,641	30,166	64,721	57,746
Boomtown Bossier City (b)	26,478	22,483	55,225	48,737
Casino Magic Biloxi	20,467	21,531	42,419	43,427
Boomtown Reno	21,896	23,768	41,383	42,142
Casino Magic Argentina	3,019	1,573	5,427	3,623
Card Clubs	1,560	1,560	3,120	3,120

Total Revenues	$133,584	$126,077	$265,676	$249,582

Earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) (c):
Boomtown New Orleans	$7,319	$6,879	$14,771	$13,876
Belterra Casino Resort (d)	4,876	4,154	9,660	6,537
Boomtown Bossier City (b)	3,621	1,255	8,679	5,709
Casino Magic Biloxi	3,222	4,887	7,869	10,088
Boomtown Reno	4,056	5,602	6,729	7,972
Casino Magic Argentina	1,105	172	1,719	400
Card Clubs	1,590	1,473	3,087	2,946
Corporate	(4,436)	(3,593)	(8,400)	(7,129)
Derivative action lawsuit matters	(601)	0	(1,161)	0
Indiana regulatory and related costs	0	(6,493)	0	(6,493)

EBITDA	20,752	14,336	42,953	33,906

Depreciation and amortization	(11,835)	(11,301)	(23,314)	(22,463)

Operating income	8,917	3,035	19,639	11,443
Interest income	369	532	850	1,166
Interest expense, net of capitalized interest	(13,285)	(12,319)	(25,642)	(24,952)

Loss before income taxes and cumulative effect of a change in accounting principle	(3,999)	(8,752)	(5,153)	(12,343)
Income tax benefit	1,615	2,337	1,922	3,630

Net loss before cumulative effect of a change in accounting principle	(2,384)	(6,415)	(3,231)	(8,713)
Cumulative effect of a change in accounting principle (e)	0	0	0	(56,704)

Net loss	$(2,384)	$(6,415)	$(3,231)	$(65,417)

Per common share—basic and diluted:
Net loss before cumulative effect of a change in accounting principle	$(0.09)	$(0.25)	$(0.12)	$(0.34)
Cumulative effect of a change in accounting principle (e)	$(0.00)	$(0.00)	$(0.00)	$(2.21)

Net loss—basic and diluted	$(0.09)	$(0.25)	$(0.12)	$(2.55)

Number of shares—basic and diluted	25,934	25,804	25,934	25,625

(a)	Effective December 31, 2002, costs associated with coin coupon offerings are recorded as a reduction of net revenue. Previously, such costs were recorded as a casino department expense. The Company has reclassified the costs for the prior periods to conform to the current period presentation.
(b)	On July 1, 2002, the Company’s Bossier City, Louisiana property was rebranded, and its name changed to Boomtown from Casino Magic. 2002 three and six results include rebranding charges of $1.23 million and $1.34 million, respectively.
(c)	See note (1) above for a detailed description of EBITDA and the “Supplemental Information” table below for a reconciliation to operating income.
(d)	2003 results include a $1.55 million retroactive gaming tax charge imposed by the State of Indiana in late June 2003.
(e)	Reflects the cumulative effect of a change in accounting principle for the implementation of SFAS No. 142 in the first quarter of 2002.

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets

Cash, cash equivalents and restricted cash (i)	$254,653	$147,541
Other assets	118,756	106,814
Fixed assets	587,062	586,083

Total assets	$960,471	$840,438

Liabilities and Stockholders’ Equity
Liabilities	$96,921	$98,454
Notes payable	617,238	493,498

Total liabilities	714,159	591,952
Stockholders’ equity	246,312	248,486

Total liabilities and stockholders’ equity	$960,471	$840,438

(i)	Restricted cash as of June 30, 2003 includes $123.6 million related to the funding of the term loan pursuant to the Amended and Restated Loan Agreement executed in May 2003, classified as such due to the designation of the funds for long-term capital projects. Restricted cash also includes Casino Magic Argentina restricted cash at June 30, 2003 and December 31, 2002 of $2.0 million and $3.2 million, respectively. Finally, restricted cash at both June 30, 2003 and December 31, 2002 includes: $22.5 million set aside pursuant to the agreement with the Louisiana Gaming Control Board in connection with the Company’s proposed Lake Charles project; $5 million in escrow for the hotel expansion at Belterra Casino Resort in Southern Indiana; and, $2.6 million in connection with a stand-by letter of credit issued for the benefit of the Company’s self-insured workers compensation program.

Pinnacle Entertainment, Inc.

Supplemental Information

(in thousands and unaudited)

	Operating Income (Loss)	Depreciation and Amortization	EBITDA
Three months ended June 30, 2003
Boomtown New Orleans	$5,632	$1,687	$7,319
Belterra Casino Resort	1,470	3,406	4,876
Boomtown Bossier City	1,394	2,227	3,621
Casino Magic Biloxi	1,312	1,910	3,222
Boomtown Reno	2,292	1,764	4,056
Casino Magic Argentina	902	203	1,105
Card Clubs	997	593	1,590
Corporate	(4,481)	45	(4,436)
Derivative action lawsuit matters	(601)	0	(601)

	$8,917	$11,835	$20,752

Three months ended June 30, 2002
Boomtown New Orleans	$5,222	$1,657	$6,879
Belterra Casino Resort	846	3,308	4,154
Boomtown Bossier City	(720)	1,975	1,255
Casino Magic Biloxi	2,992	1,895	4,887
Boomtown Reno	3,783	1,819	5,602
Casino Magic Argentina	61	111	172
Card Clubs	964	509	1,473
Corporate	(3,620)	27	(3,593)
Indiana regulatory and related costs	(6,493)	0	(6,493)

	$3,035	$11,301	$14,336

Six months ended June 30, 2003
Boomtown New Orleans	$11,455	$3,316	$14,771
Belterra Casino Resort	2,913	6,747	9,660
Boomtown Bossier City	4,499	4,180	8,679
Casino Magic Biloxi	4,025	3,844	7,869
Boomtown Reno	3,189	3,540	6,729
Casino Magic Argentina	1,365	354	1,719
Card Clubs	1,817	1,270	3,087
Corporate	(8,463)	63	(8,400)
Derivative action lawsuit matters	(1,161)	0	(1,161)

	$19,639	$23,314	$42,953

Six months ended June 30, 2002
Boomtown New Orleans	$10,666	$3,210	$13,876
Belterra Casino Resort	(13)	6,550	6,537
Boomtown Bossier City	1,807	3,902	5,709
Casino Magic Biloxi	6,333	3,755	10,088
Boomtown Reno	4,353	3,619	7,972
Casino Magic Argentina	113	287	400
Card Clubs	1,861	1,085	2,946
Corporate	(7,184)	55	(7,129)
Indiana regulatory and related costs	(6,493)	0	(6,493)

	$11,443	$22,463	$33,906

Pinnacle Entertainment, Inc.

2003 Outlook

(in thousands, except per share data, unaudited)

The following table sets forth a reconciliation of the Company’s 2003 EBITDA (as defined above) outlook to estimated net loss. The outlook assumes regulatory approval of its derivative lawsuit settlement and receipt of related insurance proceeds. The outlook excludes the impact of the following items: i) gain on the sales of the Company’s land in Southern California, which sales the Company cannot assure will close in 2003 or at all; ii) pre-opening costs related to the Company’s Lake Charles, Louisiana project, which costs cannot be reasonably estimated at this time; and iii) capitalized interest for the second half of 2003 related to the Lake Charles project, as the final construction timeline and related capital improvements are not finalized.

	Fiscal 2003 Outlook Range
	Low	High
EBITDA	$90,000	$95,000
Depreciation and amortization	(47,000)	(47,000)

Operating income	43,000	48,000
Interest expense, net of capitalized interest and interest income	(53,500)	(53,500)

Estimated net loss before income taxes	(10,500)	(5,500)
Income tax benefit	3,780	1,980

Estimated net loss	$(6,720)	$(3,520)

Estimated loss per share	$(0.26)	$(0.14)

Number of shares—basic and diluted	25,934	25,934